     As Filed with the United States Securities and Exchange Commission on
                                 June 27, 2003


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                   For the fiscal year ended December 31, 2002


                                       OR


             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                       For the transition period from to

                          Commission file number 1-6659


                           A. Full title of the Plan:

                             CONSUMERS WATER COMPANY
                                EMPLOYEES' 401(k)
                             SAVINGS PLAN AND TRUST

          B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

                        PHILADELPHIA SUBURBAN CORPORATION
                             762 W. LANCASTER AVENUE
                               BRYN MAWR, PA 19010

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST


The following audited financial statements are included with this report:

         Financial Statements and Supplemental Schedules as of December 31, 2002 and 2001

                        Exhibit                                          Page

    23.1    Consent of PricewaterhouseCoopers LLP                          4

    99.1    Financial Statements and Supplemental Schedules
            as of December 31, 2002 and 2001                               5

    99.2    Certification pursuant to 18 U.S.C. Section 1350,             17
            as adopted pursuant to Section 906 of the Sarbanes-
            Oxley Act of 2002.

    99.3    Certification pursuant to 18 U.S.C. Section 1350,             18
            as adopted pursuant to Section 906 of the Sarbanes-
            Oxley Act of 2002.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Consumers Water Company has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                             Consumers Water Company
                    Employees' 401(K) Savings Plan and Trust

Plan Sponsor:                                   Date



    Roy H. Stahl                              06/27/03
----------------------------                ------------
    Roy H. Stahl
    Vice President
    Consumers Water Company